UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 8, 2009 (June 8, 2009)

The Nielsen Company B.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	333-142546-29	98-0366864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

770 Broadway New York, New York 10003 (646) 654 5000	Ceylonpoort 5 2037 AA Haarlem The Netherlands +31 23 546 3463
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2009, The Nielsen Company B.V. (“Nielsen” or the “Company”) announced that Nielsen Finance LLC (“Nielsen Finance”), its wholly owned subsidiary, entered into a Senior Secured Loan Agreement, dated June 8, 2009 (the “Loan Agreement”), by and among Nielsen Finance, the Guarantors party thereto from time to time, Goldman Sachs Lending Partners LLC, as Administrative Agent, and the Lenders party thereto from time to time. The Loan Agreement provides for senior secured term loans in the aggregate principal amount of $500 million (the “Term Loans”) and bearing interest at a fixed rate of 8.5%. The Term Loans will be secured on a pari passu basis with Nielsen Finance’s obligations under its existing senior secured credit facilities and will mature eight years after the closing of the Term Loans. The Lenders’ obligation to extend Term Loans under the Loan Agreement is subject to the Bank Amendment described below and other customary conditions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

The Company today announced that Nielsen Finance has requested that the lenders under its senior secured credit facilities approve certain amendments to the senior secured credit facilities to permit, among other things: (i) future issuances of additional secured notes or loans, including the Term Loans, which may include, in each case, indebtedness secured on a pari passu basis with Nielsen Finance’s obligations under the senior secured credit facilities (and the Term Loans), so long as (a) the net cash proceeds from any such issuance are used to prepay term loans under the senior secured credit facilities at par until $500 million of term loans have been paid, and (b) 90% of the net cash proceeds in excess of the first $500 million from any such issuance (but all of the net cash proceeds after the first $2.0 billion) are used to prepay term loans under the senior secured credit facilities at par; and (ii) allow Nielsen Finance to agree with lenders to extend the maturity of their term loans and revolving commitments and for it to pay increased interest rates or otherwise modify the terms of their loans in connection with such an extension (subject to certain limitations, including mandatory increases of interest rates under certain circumstances) (collectively, the “Bank Amendment”). In connection with the Bank Amendment, Nielsen Finance has offered lenders the option of extending the maturity of their existing term loans from August 9, 2013 to May 1, 2016. The interest rate margins of term loans that have been extended will be increased to 3.75%. The amount of term loans that may be accepted for extension is limited to $1.25 billion (or such greater amount as Nielsen Finance may elect). While the Company believes it will be able to obtain the Bank Amendment, there can be no assurance that the requisite lenders will agree to them.

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K the information attached to this report as Exhibit 99.1, which information is incorporated by reference herein. This information, which has not been previously reported, is being disseminated to lenders in connection with the Bank Amendment.

The Company is furnishing the information in this Item 7.01 in this Current Report on Form 8-K and in Exhibit 99.1 to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1* — Disclosure in connection with Nielsen Finance LLC’s request of lenders under its senior secured credit facilities to approve certain amendments to the senior secured credit facilities.

*Filed herewith

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2009	THE NIELSEN COMPANY B.V.

	By:	/s/ David E. Berger

	Name:	David E. Berger
	Title:	Senior Vice President and Corporate Controller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Disclosure in connection with Nielsen Finance LLC’s request of lenders under its senior secured credit facilities to approve certain amendments to the senior secured credit facilities.

*	Filed herewith